EXHIBIT (A)(1)(iii)

Offer to Repurchase

up to 36,308,589 of the Issued and Outstanding Shares of Common Stock

of

TRI-CONTINENTAL CORPORATION

at

99.25% of Net Asset Value Per Share

by

TRI-CONTINENTAL CORPORATION

in Exchange for Portfolio Securities of

TRI-CONTINENTAL CORPORATION

THE OFFER TO REPURCHASE WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 11, 2008 (THE “EXPIRATION DATE”).

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE UNDER “CERTAIN CONDITIONS OF THE OFFER.”

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated November 12, 2008 (the “Offer to Repurchase”), of Tri-Continental Corporation, a closed-end management investment company incorporated under the laws of the State of Maryland (the “Fund”) (which, together with any amendments or supplements thereto, constitutes the “Offer”), pursuant to which the Fund is offering to repurchase up to 36,308,589 (approximately 35%) of its issued and outstanding shares of common stock, par value $0.50 per share (the “Fund Shares”). As of November 10, 2008, 103,738,828 Fund Shares were outstanding. The offer is to purchase Fund Shares in exchange for a pro rata portion of the Fund’s portfolio securities (other than securities that are not publicly traded on a U.S. securities exchange or for which quoted bid prices are not available), that would need to be registered under the Securities Act of 1933, as amended, if distributed in the repurchase, or that involve the assumption of contractual obligations or trading restrictions) held in the Fund’s investment portfolio on the Repurchase Pricing Date (the “Portfolio Securities”) and cash (with respect to fractional shares of Portfolio Securities and cash (or cash equivalents) then held by the Fund), at a price equal to 99.25% of the net asset value (“NAV”) per Fund Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), the principal market in which the Fund Shares are traded, on the trading day after the Expiration Date (the “Repurchase Pricing Date”). The Offer is being made upon the terms and subject to the conditions set forth in the Offer. The Offer will expire at 5:00 p.m., Eastern time, on December 11, 2008.

The Offer to Repurchase is being forwarded to you for your information only and cannot be used by you to directly tender Fund Shares held by us for your account. We are the holder of record of Fund Shares held for your account. A TENDER OF SUCH FUND SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

(1) The purchase price to be paid for the Fund Shares is an amount per share equal to a pro rata portion of the Fund’s Portfolio Securities and cash (with respect to fractional shares of Portfolio Securities and cash (or cash equivalents)), at a price equal to 99.25% of the NAV per Fund Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date.

(2) The Offer is not conditioned upon any minimum number of Fund Shares being tendered.

(3) Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Fund Shares validly tendered on or prior to the Expiration Date, unless the Offer is over-subscribed, in which case not all of your shares will be accepted for tender.

(4) No fees or commission will be payable to the Fund in connection with the Offer. The Fund will pay any securities transfer taxes on the purchase of Fund Shares by the Fund pursuant to the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of stockholders.

(5) Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Fund Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ANY STOCKHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING FUND SHARES IN THE OFFER. EACH STOCKHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

Very Truly Yours,

Tri-Continental Corporation

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer to Repurchase, dated November 12, 2008, relating to Tri-Continental Corporation (the “Fund”), to purchase up to 36,308,589 Fund Shares of its issued and outstanding common stock, par value $0.50 per share (the “Fund Shares”).

This will instruct you to tender to the Fund the number of Fund Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF FUND SHARES TO BE TENDERED:

            FUND SHARES

ENTER NUMBER OF FUND SHARES TO BE TENDERED IN THE SPACE ABOVE.

SIGN HERE

Account Number:	Signature:

Dated:

Please print name(s) and address(es)

Daytime Area Code and Tel. No.

Taxpayer Identification No. or Social Security No.

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